Exhibit 99.1

A&P CONTACTS
Investors:
William J. Moss, Vice President, Treasurer
(201) 571-4019
Press:
Richard De Santa, Senior Director, Communications
(201) 571-4495

A&P, Pathmark Submit Certification of  Substantial Compliance With Second Request

MONTVALE, N.J. (July 16, 2007) — The Great Atlantic & Pacific Tea Company, Inc. (A&P) (NYSE:GAP) announced that on July 13, 2007, both A&P and Pathmark Stores, Inc. (Pathmark) (NASDAQ:PTMK) submitted certifications of substantial compliance with the Federal Trade Commission (“FTC”) in response to the Requests for Additional Information and Documentary Materials (the “Second Requests”) received in connection with A&P’s proposed acquisition of Pathmark (the “merger”).

As previously disclosed, both Tengelmann (A&P’s majority shareholder) and Pathmark received Second Requests from the FTC on April 18, 2007, and subsequently entered into a timing agreement with the FTC.  The issuance of the Second Requests effectively extended the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), during which A&P and Pathmark may not consummate the proposed acquisition.  Under the timing agreement, A&P and Pathmark have agreed, subject to certain conditions, that they will not consummate A&P’s acquisition of Pathmark for at least 60 days following the date that A&P and Pathmark substantially comply with the Second Requests.

A&P and Pathmark are continuing to cooperate with the FTC.

About The Great Atlantic & Pacific Tea Company, Inc.

Founded in 1859, A&P is one of the nation’s first supermarket chains.  A&P operates 406 stores in nine states and the District of Columbia under the following trade names:  A&P, Waldbaum’s, The Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Sav-A-Center and Food Basics. Additional information about A&P may be found at its web site, www.aptea.com.

About Pathmark Stores Inc.

Pathmark is a regional supermarket chain currently operating 141 supermarkets in the New York, New Jersey and Philadelphia metropolitan areas.  Additional information about Pathmark may be found at its web site, www.pathmark.com.

This release contains forward-looking statements about the future performance of A&P and Pathmark, which are based on management’s assumptions and beliefs in light of the information currently available to it. A&P and Pathmark assume no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: statements about the anticipated closing of the merger and the expected future business and financial performance of A&P and Pathmark resulting from and following the merger; competitive practices and pricing in the food industry generally and particularly in A&P’s and Pathmark’s principal markets; A&P’s and Pathmark’s relationships with their employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect A&P’s and Pathmark’s cost of capital and the ability of A&P and Pathmark to access capital; supply or quality control problems with A&P’s and Pathmark’s vendors; and changes in economic conditions which affect the buying patterns of A&P’s and Pathmark’s customers.

Additional Information and Where to Find It

In connection with the acquisition of Pathmark by A&P, A&P filed with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and A&P intends to file other relevant materials regarding the proposed transaction with the SEC. The final joint proxy statement/prospectus will be mailed to the stockholders of A&P and Pathmark. INVESTORS AND SECURITY HOLDERS OF A&P AND PATHMARK ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT A&P, PATHMARK AND THE MERGER. The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by A&P and Pathmark with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filedwith the SEC by A&P by directing a request to: The Great Atlantic & Pacific Tea Company, Inc., 2 Paragon Drive, Montvale, NJ 07645, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Pathmark by contacting Pathmark Stores, Inc., 200 Milik Street, Carteret, NJ 07008, Attn. Investor Relations.

A&P, Pathmark and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the merger. Information about the executive officers and directors of Pathmark and the number of shares of

Pathmark’s common stock beneficially owned by such persons is set forth in the proxy statement for Pathmark’s 2007 Annual Meeting of Stockholders which was filed with the SEC on May 11, 2007. Information about the executive officers and directors of A&P and the number of shares of A&P’s common stock beneficially owned by such persons is set forth in the proxy statement for A&P’s 2007 Annual Meeting of Stockholders which was filed with the SEC on May 25, 2007. Investors may obtain additional information regarding the direct and indirect interests of Pathmark, A&P and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.